File Number: 58463-6

EXHIBIT 5.1

October 4, 2007

Harborside Ventures, Inc.
3765 East First Avenue, Suite 201
Burnaby, British Columbia V5C 3V8
Canada

Attention:          Mr. Robert Skelly, President, Secretary, Treasurer and a director

Dear Mr. Skelly:

Harborside Ventures, Inc. - Registration Statement on Form SB-2

We have acted as legal counsel to Harborside Ventures, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on October 4, 2007. The Registration Statement relates to the registration of the following shares of common stock of the Company (collectively, the "Shares") for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  up to 3,000,000 shares of common stock issued pursuant to an unregistered private placement of units (the "Unit Private Placement");

  up to 3,000,000 shares of common stock that may be acquired upon the exercise of 3,000,000 common stock purchase warrants issued pursuant to the Unit Private Placement;

  up to 6,000 shares of common stock issued pursuant to an unregistered private placement of shares of common stock;

On June 8, 2007, the Company issued an aggregate of 3,000,000 units (each, a "Unit") pursuant to the Unit Private Placement at a price of $0.02 per Unit. Each Unit consisted of one share of common stock and one non-transferable common stock purchase warrant (each, a "Warrant"). Each Warrant entitles the holder to purchase one share of common stock (each, a "Warrant Share") for a period of two years from the date of issuance of the Units at an exercise price of $0.05 per share during the first year and $0.10 per share during the second year.

On June 8, 2007, the Company issued an aggregate of 6,000 shares of common stock as partial consideration for the acquisition of a certain mineral property interest pursuant to the terms of a Quartz Claims Acquisition Agreement, dated as of May 25, 2006, between the Company and Oro Quest Ltd. (the "Quartz Claims Acquisition Agreement").

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated October 4, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above; (e) the subscription agreements entered into between the Selling Shareholders and the Company with respect to the Unit Private Placement; (f) the form of the certificate representing the Warrants; (g) the Quartz Claim Acquisition Agreement; (h) an Officer's Certificate executed by Robert Skelly, President, Secretary, Treasurer and a director of the Company; and (i) such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)       the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(ii)      we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

(iii)     we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Units have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;

(iv)      we have assumed that the Quartz Claims Acquisition Agreement executed between Oro Quest Ltd. and the Company pursuant to which certain Shares have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreement is enforceable against each of the parties thereto in accordance with its terms; and

(v)       we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interest of Named Experts and Counsel".

Yours truly,

"Lang Michener LLP"